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METLIFE ANNOUNCES SECOND QUARTER 2007 RESULTS
— Reports Net Income Available to Common Shareholders of $1.48 Per Diluted Common Share —
— Reports Record Operating Earnings Available to Common Shareholders
of $1.72 Per Diluted Common Share —
— Updates Full Year 2007 Operating Earnings Per Diluted Common Share Guidance —
NEW YORK, July 31, 2007 — MetLife, Inc. (NYSE: MET) today reported second quarter 2007 net income1 of $1.1 billion, or $1.48 per diluted common share, compared with $617 million, or $0.80 per diluted common share, for the second quarter of 2006.

	For the three months ended June 30,
	2007	2006
	(In millions, except per common share data)
Net income available to common shareholders	$1,129	$617
Net income available to common shareholders per diluted common share	$1.48	$0.80
Operating earnings available to common shareholders[2]	$1,311	$984
Operating earnings available to common shareholders per diluted common share[2]	$1.72	$1.28

Book value per diluted common share	$41.27	$33.30
Book value per diluted common share, excluding accumulated other comprehensive income[2]	$41.65	$34.59

[1]	All references in this press release (other than in any of the tables and in the Non-GAAP and Other Financial Disclosures discussion below) to net income, net income per diluted common share, operating earnings and operating earnings per diluted common share should be read as net income available to common shareholders, net income available to common shareholders per diluted common share, operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share, respectively.

[2]	Operating earnings available to common shareholders, operating earnings available to common shareholders per diluted common share and book value per diluted common share, excluding accumulated other comprehensive income, are not calculated based on generally accepted accounting principles (GAAP). Information regarding non-GAAP financial measures in this press release and the reconciliation of them to GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this release.

Second Quarter Highlights
In the second quarter of 2007, MetLife achieved the following record results:
•	Operating earnings of $1.72 per diluted common share, including record operating earnings in the Institutional and Individual Business segments

•	Total premiums, fees and other revenues of $8.6 billion, including a record $1 billion in premiums, fees and other revenues in International

•	$4.5 billion in individual annuity deposits in the United States

•	$552.6 billion in total assets
Operating earnings for the second quarter of 2007 were $1.3 billion, or $1.72 per diluted common share, compared with $984 million, or $1.28 per diluted common share, for the prior year period.
“MetLife had an outstanding second quarter as we again achieved record top- and bottom-line results, generated strong earnings in each of our businesses and reached new operating earnings records in our two largest businesses — Institutional and Individual,” said C. Robert Henrikson, chairman of the board, president and chief executive officer of MetLife, Inc. “During the quarter, we also reached a new record in total assets, as well as in annuity deposits in the U.S. We continue to capitalize on shifting demographics and market trends, and I believe this is reflected in our strong results for the quarter.”
Earnings Guidance
As a result of MetLife’s strong performance in the first half of 2007, the company also announced today that it is updating its previously announced full year 2007 operating earnings guidance to $5.65 to $5.80 per diluted common share from $5.05 to $5.30 per diluted common share.
Second Quarter Segment Overview
Reconciliations of segment net income to segment operating earnings are provided in the tables that accompany this release.
Institutional Business Earnings of $521 Million, up 15%
Institutional Business operating earnings for the second quarter of 2007 were a record $521 million, compared with $453 million in the prior year period. During the quarter, the segment benefited from strong net investment income and excellent underwriting results across the businesses.
Group life earnings during the second quarter of 2007 remained strong at $142 million, up slightly from $139 million in the prior year period. Top-line growth, solid underwriting results and higher net investment income were somewhat offset by higher expenses, including $3 million, net of income tax, resulting from the adoption of AICPA Statement of Position (SOP) 05-1.
Retirement & savings earnings were $299 million in the second quarter of 2007, up 35% from the $221 million earned in the prior year period. Strong net investment income and favorable underwriting results drove the increase. In addition, retirement & savings’ total assets reached a record of $124.4 billion.

Non-medical health & other earnings were $80 million during the second quarter of 2007, compared with $93 million in the prior year period. During the quarter, premiums, fees and other revenues increased 10% over the prior year period, reflecting growth across all product lines, especially in dental and disability. In addition, underwriting results were solid during the quarter. Offsetting this were higher expenses, including $9 million, net of income tax, due to non-recoverable overpayments on certain dental claims. Results were also negatively impacted by an increase in amortization of deferred policy acquisition costs of $9 million, net of income tax, resulting from the adoption of SOP 05-1 and a charge of $19 million, net of income tax, related to certain insurance liability adjustments.
Individual Business Earnings of $449 Million, up 27%
Individual Business operating earnings were a record $449 million in the second quarter of 2007, compared with $353 million in the prior year period. The segment’s strong earnings increase was driven by growth in the business, improved overall spreads due to higher net investment income, as well as favorable equity market performance.
Total life earnings were up 16% compared with the prior year period, reflecting an increase in net investment income and improved underwriting results.
Annuity earnings grew 31% over the second quarter of 2006 to $270 million due to significant growth in the business and higher net investment income. Fees for separate account investment-type products within the annuity business increased 19% compared with the second quarter of 2006. Total annuity statutory premiums and deposits reached a new high of $4.5 billion in the second quarter of 2007, up 6% over the record prior year period. In addition, total annuity assets reached $132.7 billion.
Auto & Home Earnings of $108 Million, up 9%
Auto & Home operating earnings were $108 million in the second quarter of 2007, compared with $99 million in the prior year period. The increase in earnings was driven by higher revenues and lower operating expenses. In addition, the segment benefited from favorable non-catastrophe claim development related to prior accident years of $23 million, net of income tax, compared to $21 million in the prior year period. Catastrophe losses also were lower than expected during the second quarter of 2007, but similar to the prior year period.
International Earnings of $117 Million, up 83%
International operating earnings were $117 million in the second quarter of 2007, compared with $64 million in the prior year period. International’s strong performance was primarily due to business growth in the Latin America and Asia Pacific regions. Also during the quarter, International benefited from $13 million, net of income tax, from local tax benefits and the impact of an unusually strong equity market in Korea. In addition, expense management initiatives across the segment also positively impacted results.
During the second quarter of 2007, International premiums, fees and other revenues grew 17% over the prior year period to reach a record $1 billion. In Japan, MSI MetLife achieved annuity sales of $1.3 billion, up slightly over the prior year period on a yen basis.

Investments
MetLife’s investment portfolio continued to deliver strong results in the second quarter of 2007. Before income tax and the impact of deferred policy acquisition costs, variable investment income was approximately $220 million higher than planned, driven by record corporate joint venture income.
During the second quarter of 2007, MetLife took advantage of higher interest rates to improve its investment portfolio return. This activity contributed to net realized investment losses, after income tax, of $193 million. Included in this result were net derivative losses, after income tax, of $70 million related to positions that protect economic value but do not qualify for hedge accounting.
Corporate & Other
Corporate & Other had operating earnings of $78 million during the second quarter of 2007, reflecting strong net investment income and the benefit of a $20 million, net of income tax, reduction in legal liabilities and a $25 million, net of income tax, favorable legal settlement.
Corporate Events
 Share Repurchase
As of June 30, 2007, MetLife had approximately $441 million remaining on its existing share repurchase authorization. Future share purchases could be made during the second half of 2007 dependent upon market conditions and other corporate considerations.
Earnings Conference Call
MetLife will hold its second quarter 2007 earnings conference call and audio Webcast on Wednesday, August 1, 2007, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (612) 326-1003 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.
The conference call will be available for replay via telephone and the Internet beginning at 11:30 a.m. (ET) on Wednesday, August 1, 2007, until Wednesday, August 8, 2007, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 875258. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.
Non-GAAP and Other Financial Disclosures
MetLife analyzes its performance using so-called non-GAAP measures, including operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share. Operating earnings available to common shareholders is defined as GAAP net income, excluding net investment gains and losses, net of income tax, adjustments related to net investment gains and losses, net of income tax, and discontinued operations other than discontinued real estate, net of income tax, less preferred stock dividends which are recorded in Corporate & Other. Scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment are included in operating earnings available to common shareholders. Operating earnings available to common shareholders per diluted common share is calculated by dividing operating earnings available to common shareholders by the number of weighted average diluted common shares outstanding for the period indicated. MetLife believes these measures enhance the understanding and comparability of its performance by excluding net investment gains and losses, net of income tax, and adjustments related to net investment gains and losses, net of income tax, both of which can fluctuate significantly from period to period, and discontinued operations other than discontinued real estate, net of income tax, thereby highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share should not be viewed as substitutes for GAAP net income available to common shareholders and GAAP net income available to common shareholders per diluted common share, respectively.

	For the three months ended June 30,
	2007		2006
	(In millions, except per common share data)
Net income available to common shareholders	$1,129	$1.48	$617	$0.80
Net investment (gains) losses, net of income tax[1]	193	0.26	537	0.70
Adjustments related to net investment (gains) losses, net of income tax[2]	(4)	(0.01)	(129)	(0.17)
Discontinued operations, net of income tax[3]	(7)	(0.01)	(41)	(0.05)

Operating earnings available to common shareholders	$1,311	$1.72	$984	$1.28

Book value per diluted common share		$41.27		$33.30
Accumulated other comprehensive income (loss) per diluted common share		0.38		1.29

Book value per diluted common share, excluding accumulated other comprehensive income/loss		$41.65		$34.59

(1)	Net investment (gains) losses, net of income tax, includes (gains) losses on sales of real estate and real estate joint ventures related to discontinued operations of $0 million and $2 million for the three months ended June 30, 2007 and 2006, respectively, and excludes (gains) losses of $(41) million and $(44) million for the three months ended June 30, 2007 and 2006, respectively, from scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment.

(2)	Adjustments related to net investment (gains) losses, net of income tax, include amortization of unearned revenue and deferred policy acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

(3)	Discontinued operations, net of income tax, excludes (gains) losses from discontinued operations related to real estate and real estate joint ventures.
Net income available to common shareholders and net income available to common shareholders per diluted common share are defined as net income and net income per diluted common share less preferred stock dividends, respectively.
In this release, MetLife provides guidance on its future earnings per diluted common share on an operating, non-GAAP basis. A reconciliation of this measure to the most directly comparable GAAP measure is not accessible on a forward-looking basis because MetLife believes it is not possible to provide a reliable forecast of net investment gains and losses, which can fluctuate significantly from period to period and may have a significant impact on GAAP net income.

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.
Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to, the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors and for personnel; (iii) investment losses and defaults; (iv) unanticipated changes in industry trends; (v) catastrophe losses; (vi) ineffectiveness of risk management policies and procedures; (vii) changes in accounting standards, practices and/or policies; (viii) changes in assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (ix) discrepancies between actual claims experience and assumptions used in setting prices for the company’s products and establishing the liabilities for the company’s obligations for future policy benefits and claims; (x) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xi) adverse results or other consequences from litigation, arbitration or regulatory investigations; (xii) downgrades in the company’s and its affiliates’ claims paying ability, financial strength or credit ratings; (xiii) regulatory, legislative or tax changes that may affect the cost of, or demand for, the company’s products or services; (xiv) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (xv) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (xvi) economic, political, currency and other risks relating to the company’s international operations; (xvii) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xviii) the company’s ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; and (xix) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
MetLife, Inc. is a leading provider of insurance and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its domestic and international subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance and retirement & savings products and services to corporations and other institutions. For more information, please visit www.metlife.com.
For a copy of MetLife’s Quarterly Financial Supplement, please visit www.metlife.com.

MetLife, Inc.
Interim Condensed Consolidated Statements of Income
For the Three Months and Six Months Ended June 30, 2007 and 2006 (Unaudited)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues
Premiums	$6,903	$6,428	$13,668	$12,856
Universal life and investment-type product policy fees	1,307	1,185	2,587	2,360
Net investment income	4,837	4,159	9,358	8,354
Other revenues	411	335	795	663
Net investment gains (losses)	(239)	(756)	(277)	(1,350)

Total revenues	13,219	11,351	26,131	22,883

Expenses
Policyholder benefits and claims	6,855	6,331	13,628	12,736
Interest credited to policyholder account balances	1,465	1,254	2,841	2,451
Policyholder dividends	432	425	856	846
Other expenses	2,834	2,543	5,730	5,038

Total expenses	11,586	10,553	23,055	21,071

Income from continuing operations before provision for income tax	1,633	798	3,076	1,812
Provision for income tax	477	205	893	489

Income from continuing operations	1,156	593	2,183	1,323
Income (loss) from discontinued operations, net of income tax	7	57	(3)	74

Net income	1,163	650	2,180	1,397
Preferred stock dividends	34	33	68	66

Net income available to common shareholders	$1,129	$617	$2,112	$1,331

Operating Earnings Available to Common Shareholders Reconciliation
Net income available to common shareholders	$1,129	$617	$2,112	$1,331
Net investment gains (losses)	(309)	(830)	(404)	(1,463)
Minority interest — net investment gains (losses)	4	4	8	2
Net investment gains (losses) tax benefit (provision)	112	289	145	509

Net investment gains (losses), net of income tax (1) (2)	(193)	(537)	(251)	(952)
Adjustments related to universal life and investment-type product policy fees	(10)	(9)	(10)	(12)
Adjustments related to policyholder benefits and dividends	(34)	84	(99)	192
Adjustments related to other expenses	49	126	74	168
Adjustments related to tax benefit (provision)	(1)	(72)	13	(124)

Adjustments related to net investment gains (losses), net of income tax (3)	4	129	(22)	224
Discontinued operations, net of income tax (4)	7	41	(8)	49

Operating earnings available to common shareholders	$1,311	$984	$2,393	$2,010

(1)	Net investment gains (losses), net of income tax, excludes scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment of $41 million and $44 million for the three months ended June 30, 2007 and 2006, respectively, and $79 million and $69 million for the six months ended June 30, 2007 and 2006, respectively.

(2)	Net investment gains (losses), net of income tax, from real estate and real estate joint ventures includes discontinued operations of $0 million and ($2) million for the three months ended June 30, 2007 and 2006, respectively, and $3 million and ($5) million for the six months ended June 30, 2007 and 2006, respectively.

(3)	Adjustments related to net investment gains (losses), net of income tax, includes amortization of unearned revenue and deferred policy acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

(4)	Discontinued operations, net of income tax, excludes gains (losses) from discontinued operations related to real estate and real estate joint ventures.

MetLife, Inc.
Financial Highlights
Unaudited
(In millions, except per common share data or unless otherwise noted)

	At or For the Three Months		At or For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Other Financial Data:
Net income available to common shareholders	$1,129	$617	$2,112	$1,331
Operating earnings available to common shareholders	$1,311	$984	$2,393	$2,010
Total assets (billions)	$552.6	$500.3	$552.6	$500.3

Individual Business Sales Data:
Total first year life premiums and deposits	$248	$288	$478	$597
Variable and Universal life first year premiums and deposits (including COLI/BOLI)	$194	$238	$372	$497
Total annuity deposits	$4,486	$4,248	$8,168	$8,095

Earnings Per Common Share Calculation:
Weighted average common shares outstanding — diluted	763.6	769.9	766.0	769.4
Operating earnings available to common shareholders per common share — diluted	$1.72	$1.28	$3.12	$2.61
Net income available to common shareholders per common share — diluted	$1.48	$0.80	$2.76	$1.73

MetLife, Inc.
Interim Condensed Consolidated Balance Sheet Data
June 30, 2007 and December 31, 2006 (Unaudited)
(In millions)

	June 30,	December 31,
	2007	2006
Balance Sheet Data:
General account assets	$396,729	$383,350
Separate account assets	155,835	144,365

Total assets	$552,564	$527,715

Policyholder liabilities (including amounts in closed block)	$277,018	$270,599
Short-term debt	1,476	1,449
Long-term debt	12,497	9,979
Junior subordinated debt securities	3,780	3,780
Shares subject to mandatory redemption	279	278
Other liabilities	68,124	63,467
Separate account liabilities	155,835	144,365

Total liabilities	519,009	493,917

Preferred stock, at par value	1	1
Common stock, at par value	8	8
Additional paid-in capital	17,495	17,454
Retained earnings	18,357	16,574
Treasury stock	(2,014)	(1,357)
Accumulated other comprehensive income (loss)	(292)	1,118

Total stockholders’ equity	33,555	33,798

Total liabilities and stockholders’ equity	$552,564	$527,715

MetLife, Inc.
Reconciliations of Net Income Available to Common Shareholders to Operating Earnings Available to Common Shareholders
Unaudited
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Total Institutional Operations
Net income available to common shareholders	$362	$209	$718	$422
Net investment gains (losses), net of income tax	(168)	(283)	(256)	(502)
Adjustments related to net investment gains (losses), net of income tax	9	39	1	55

Operating earnings available to common shareholders	$521	$453	$973	$869

Institutional Operations:
Group Life
Net income available to common shareholders	$153	$95	$256	$185
Net investment gains (losses), net of income tax	11	(47)	7	(49)
Adjustments related to net investment gains (losses), net of income tax	—	3	—	4

Operating earnings available to common shareholders	$142	$139	$249	$230

Retirement & Savings
Net income available to common shareholders	$176	$44	$357	$130
Net investment gains (losses), net of income tax	(120)	(187)	(201)	(355)
Adjustments related to net investment gains (losses), net of income tax	(3)	10	(7)	3

Operating earnings available to common shareholders	$299	$221	$565	$482

Non-Medical Health & Other
Net income available to common shareholders	$33	$70	$105	$107
Net investment gains (losses), net of income tax	(59)	(49)	(62)	(98)
Adjustments related to net investment gains (losses), net of income tax	12	26	8	48

Operating earnings available to common shareholders	$80	$93	$159	$157

Total Individual Operations
Net income available to common shareholders	$367	$208	$682	$512
Net investment gains (losses), net of income tax	(60)	(199)	(57)	(369)
Adjustments related to net investment gains (losses), net of income tax	(22)	54	(29)	120

Operating earnings available to common shareholders	$449	$353	$768	$761

Individual Operations:
Traditional Life
Net income available to common shareholders	$58	$68	$114	$162
Net investment gains (losses), net of income tax	14	(48)	20	(92)
Adjustments related to net investment gains (losses), net of income tax	(33)	19	(45)	59

Operating earnings available to common shareholders	$77	$97	$139	$195

Variable & Universal Life
Net income available to common shareholders	$49	$13	$97	$71
Net investment gains (losses), net of income tax	(42)	(36)	(49)	(61)
Adjustments related to net investment gains (losses), net of income tax	5	6	7	15

Operating earnings available to common shareholders	$86	$43	$139	$117

Annuities
Net income available to common shareholders	$243	$130	$464	$271
Net investment gains (losses), net of income tax	(33)	(105)	(25)	(207)
Adjustments related to net investment gains (losses), net of income tax	6	29	9	46

Operating earnings available to common shareholders	$270	$206	$480	$432

Other
Net income (loss) available to common shareholders	$17	$(3)	$7	$8
Net investment gains (losses), net of income tax	1	(10)	(3)	(9)

Operating earnings available to common shareholders	$16	$7	$10	$17

Total Auto & Home
Net income available to common shareholders	$109	$99	$222	$190
Net investment gains (losses), net of income tax	1	—	8	(2)

Operating earnings available to common shareholders	$108	$99	$214	$192

Auto & Home:
Auto
Net income available to common shareholders	$63	$68	$144	$132
Net investment gains (losses), net of income tax	(1)	—	5	(1)

Operating earnings available to common shareholders	$64	$68	$139	$133

Homeowners & Other
Net income available to common shareholders	$46	$31	$78	$58
Net investment gains (losses), net of income tax	2	—	3	(1)

Operating earnings available to common shareholders	$44	$31	$75	$59

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
International
Net income available to common shareholders	$127	$101	$227	$205
Net investment gains (losses), net of income tax	11	(5)	29	—
Adjustments related to net investment gains (losses), net of income tax	15	31	4	46
Discontinued operations, net of income tax	(16)	11	(47)	19

Operating earnings available to common shareholders	$117	$64	$241	$140

Reinsurance
Net income available to common shareholders	$34	$27	$68	$53
Net investment gains (losses), net of income tax	(6)	(7)	(8)	(3)
Adjustments related to net investment gains (losses), net of income tax	2	5	2	3

Operating earnings available to common shareholders	$38	$29	$74	$53

Corporate, Other & Eliminations
Net income available to common shareholders	$130	$(27)	$195	$(51)
Net investment gains (losses), net of income tax	29	(43)	33	(76)
Discontinued operations, net of income tax	23	30	39	30

Operating earnings available to common shareholders	$78	$(14)	$123	$(5)